Press Contact:	Investor Contact:
Trinseo	Trinseo
Dina Pokedoff	Andy Myers
Tel : +1 610-240-3307	Tel : +1 610-240-3221
Email: dpokedoff@trinseo.com	Email: aemyers@trinseo.com

Trinseo Completes Sale of Synthetic Rubber Business to Synthos S.A.

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Close of sale will serve as an additional catalyst for helping Trinseo transform into a higher margin, less cyclical specialty materials and sustainable solutions provider

BERWYN, Pa. December 1, 2021 -- Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics and latex binders, announced today the closing of the previously announced transaction to sell its synthetic rubber business based in Schkopau, Germany (“Synthetic Rubber” or the “Business”) to Synthos S.A. and its affiliates (collectively “Synthos”) for an enterprise value of approximately $491 million, comprised of a cash purchase price of $402.4 million, the assumption of approximately $41.6 million of pension liabilities by Synthos, and net working capital (excluding inventory) retained by Trinseo of $47.0 million. In October, Trinseo and Synthos entered into an amendment to the original purchase agreement to reduce the cash purchase price from $449.4 million to $402.4 million in exchange for an equivalent amount ($47.0 million) of net working capital to be collected by Trinseo. Following Trinseo’s collection of the net working capital, the expected net cash proceeds are approximately $400 million after transaction-related costs and taxes.

The Business includes approximately 440 employees, mostly located in Schkopau, Germany. The transaction also includes the transfer of the associated Schkopau-based manufacturing and research and development facilities, as well as related intellectual property.

Trinseo’s sale of Synthetic Rubber to Synthos is another step forward in a series of strategic actions, including the recent acquisitions of Arkema's PMMA business in May 2021 and Aristech Surfaces LLC in September 2021, as well as the planned divestiture of its styrenics businesses, for which a formal sales process is expected to launch in the first quarter of 2022. These steps are part of the company’s transformation into a higher growth, higher margin and less cyclical specialty and sustainable materials provider.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics and latex binders with a focus on delivering innovative, sustainable, and value-creating products that are intrinsic to our daily lives. Trinseo is dedicated to making a positive impact on society by partnering with like-minded stakeholders, and supporting the sustainability goals of our customers in a wide range of end-markets including automotive, consumer electronics, appliances, medical devices, packaging, footwear, carpet, paper and board, building and construction, and tires. Trinseo had approximately $3.0 billion in net sales in 2020 and has 26 manufacturing sites around the world, and approximately 3,800 employees. For more information, please visit: www.trinseo.com.

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